Tompkins Financial Corporation 11-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee

Tompkins Financial Corporation

Employee Stock Ownership Plan

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-184582 and 333-163977) of Tompkins Financial Corporation of our report dated June 25, 2015, relating to the financial statements and supplemental schedules of the Tompkins Financial Corporation Employee Stock Ownership Plan which appear in this Form 11-K for the year ended December 31, 2014.

Elmira, New York

June 25, 2015